As filed with the Securities and Exchange Commission on June 15, 2015.

Registration No. 333-174614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONSTER BEVERAGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	39-1679918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Monster Way

Corona, California 92879

(Address of Principal Executive Officers)(Zip code)

Hansen Natural Corporation 2011 Omnibus Incentive Plan

(Full title of the plan)

Rodney C. Sacks

1 Monster Way

Corona, California 92879

(Name and address of agent for service)

(951) 739-6200
(Telephone number, including area code, of agent for service)

Copies to:

John T. Owen	Michael R. Littenberg
Jones Day	Farzad F. Damania
222 East 41st Street	Schulte Roth & Zabel LLP
New York, NY 10017	919 Third Avenue
(212) 326-7874	New York, NY 10022
(212) 756-2573

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

In connection with the previously announced entry by Monster Beverage Corporation (“Old Monster”) into definitive agreements providing for a long-term strategic relationship in the global energy drink category with The Coca-Cola Company, Old Monster engaged in a holding company reorganization in which Monster Beverage Corporation (formerly known as New Laser Corporation) (“New Monster” or the “Registrant”) became the parent company of Old Monster.  The change in holding company organizational structure was effected by a merger pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), which provides for the formation of a holding company structure without a vote of stockholders.  In connection with the holding company reorganization, each outstanding share of Old Monster common stock, par value $0.005 per share, was converted into one share of New Monster common stock, par value $0.005 per share, having the same rights, powers and preferences and qualifications, limitations and restrictions as a share of Old Monster common stock.

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by New Monster of the registration statement, File No. 333-174614, filed by Old Monster with the Securities and Exchange Commission (the “Commission”) on May 31, 2011.  That registration statement covers 7,250,000 shares of common stock available to be granted under or issuable pursuant to the Hansen Natural Corporation 2011 Omnibus Incentive Plan (the “Plan”).

In accordance with Rule 414, New Monster, as the successor issuer, expressly adopts that registration statement (as adopted by this Post-Effective Amendment, the “Registration Statement”) as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Registration fees were paid at the time of filing the original registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

The documents containing the information required by Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428 under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of the Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.  REGISTRANT  INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents incorporated by reference in Item 3 of Part II of the Registration Statement are available to participants in the Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1 above.  Any such requests should be directed to the Registrant at the address and telephone number listed on the cover page of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 2, 2015, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A, filed with the Commission on April 6, 2015;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 11, 2015;

(c) Current Reports on Form 8-K filed with the Commission on February 13, 2015, March 18, 2015 and March 24, 2015; and;

(d) The description of the Registrant’s Common Stock, contained in Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-201839) filed on May 4, 2015, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Pursuant to Rule 12g-3(a) of the Exchange Act, New Monster is the successor issuer with respect to the above documents in items (a) through (c) previously filed by Old Monster with the Commission and incorporated by reference herein.  Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed supplement to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Delaware corporation.  Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee, or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection therewith.

With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The statute provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by: (i) majority vote of directors not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) written opinion of independent legal counsel if there are no such directors or if such directors so direct, or (iv) the stockholders, that the defendant met the applicable standard of conduct described above.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Delaware law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Lawsgenerally require the Registrant to indemnify and advance expenses to its directors and its officers (and permit the Registrant to indemnify and advance expenses to its employees and agents) to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits Delaware corporations in their certificates of incorporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of his fiduciary duty. Under the Registrant’s Amended and Restated Certificate of Incorporation, a director of the Registrant shall, to the maximum extent currently or hereafter permitted by section 102(b)(7) of the DGCL (or any successor provision) have no personal liability to the Registrant or its stockholders. Section 102(b)(7) of the DGCL provides that Delaware corporations may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends and stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant may maintain insurance covering the liability of the Registrant to its directors and officers under the terms and provisions of the Amended and Restated By-Lawsof the Registrant and covering its directors and officers for liability incurred in their capacities as such directors and officers.

On November 11, 2005, the board of directors of Old Monster approved a Form of Indemnification Agreement (the “Indemnification Agreement”) to be provided by Old Monster to its directors. On November 11, 2005, Old Monster entered into Indemnification Agreements with its then-current directors, in the form approved by the board of directors of Old Monster. The Indemnification Agreements provide for the maximum indemnity permitted for directors under the DGCL and the Registrant’s charter documents, as well as additional procedural protections. The Indemnification Agreements require the Registrant to indemnify the directors against liability that may arise by reason of their status or service as directors of the Registrant if the director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that his conduct was unlawful.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

1.              The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on June 15, 2015.

MONSTER BEVERAGE CORPORATION

By:	/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board of Directors, President, Chief Financial Officer, Chief Operating Officer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney C. Sacks and Hilton H. Schlosberg, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Monster Beverage Corporation to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (No. 333-174614) under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to this amendment to such registration statement, and any further amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 15, 2015.

Signature	Title

Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ Rodney C. Sacks
Rodney C. Sacks

Vice Chairman of the Board of Directors, President, Chief Financial Officer, Chief Operating Officer and Secretary (Principal Financial Officer, Controller and Principal Accounting Officer)
/s/ Hilton H. Schlosberg
Hilton H. Schlosberg

/s/ Norman C. Epstein	Director
Norman C. Epstein

/s/ Gary P. Fayard	Director
Gary P. Fayard

/s/ Mark J. Hall	Director, Chief Marketing Officer
Mark J. Hall

/s/ Benjamin M. Polk	Director
Benjamin M. Polk

/s/ Sydney Selati	Director
Sydney Selati

/s/ Harold C. Taber	Director
Harold C. Taber

/s/ Mark S. Vidergauz	Director
Mark S. Vidergauz

/s/ Kathy N. Waller	Director
Kathy N. Waller

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Company

3.2	Amended and Restated By-Lawsof the Company

5.1	Opinion of Jones Day

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

99.1	Hansen Natural Corporation 2011 Omnibus Incentive Plan (filed as Exhibit 4.1 to the Registration Statement on Form S-8 No. 333-174614 filed on May 31, 2011 and incorporated herein by reference)